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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Registration Statement on Form F-3 of Kingsway Financial Services Inc. of our auditors' report dated February 18,2002, except as to note 13 which is as of February 27,2002, on the consolidated balance sheets of Kingsway Financial Services Inc. as at December 31, 2001 and 2000, and the consolidated statements of operations, retained earnings and cash flows for each of the years then ended, which appear in such Registration Statement and are incorporated by reference therein. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.


KPMG LLP

Toronto, Canada
October 21, 2002